EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION® PLANS TO EXPAND ITS GLOBAL
DEVELOPMENT BUSINESS TO ANNUAL STARTS OF $1.6 BILLION
SAN FRANCISCO, February 23, 2007 — AMB Property Corporation® (NYSE:AMB), a global developer and owner of industrial real estate, today announced that it expects to expand its global development business and increase its annual development starts by approximately 75% over the next four years, from a record level of $914 million in 2006 to a target of approximately $1.6 billion per year by 2010.
Over the past five years, AMB has built a global development franchise and created significant development capabilities in North America, Europe and Asia, meeting the demand from our customers for high-quality industrial space in markets tied to global trade. Since beginning our global expansion in 2002, the company has increased its annual development starts ten fold to $914 million in 2006.
Over the same period, through dispositions and the recycling of capital back into our development business, we have aligned our portfolio with our investment strategy which is focused on industrial distribution space in major markets tied to global trade. “We believe that many of AMB’s existing platforms are realizing their potential and that customer demand, fueled by global trade, continues to drive our expansion into new markets around the world,” said Hamid R. Moghadam, AMB’s chairman and CEO. “We further believe our opportunity set is greater than it ever has been and that now is a good time to take advantage of these opportunities. As such, we intend to strengthen our balance sheet to provide capital for growth. We are very excited about the prospects for our global business.”
AMB Property Corporation.® Local partner to global trade.™
AMB Property Corporation® is a global developer and owner of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of December 31, 2006, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 124.7 million square feet (11.6 million square meters) and 1,088 buildings in 39 markets within 12 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 415 394 9000.
Some of the information included in this press release contains forward-looking statements, such as the expansion of our development business and the source of financing for our development activities, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could
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cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, re-financing risks, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, changes in general economic conditions or in the real estate sector, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a downturn in the U.S., California, or the global economy, risks related to doing business internationally, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2006.

AMB CONTACTS

Margan S. Mitchell
Vice President, Corporate Communications
Direct	+1 415 733 9477
Fax	+1 415 477 2177
Email	mmitchell@amb.com

Rachel E. McKosky
Media and Public Relations Director
Direct	+1 415 733 9532
Fax	+1 415 477 2063
Email	rmckosky@amb.com